SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2009

PIONEER NATURAL RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

(972) 444-9001
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Pioneer Natural Resources Company (the “Company”) and Southeastern Asset Management, Inc. (“Southeastern”) have entered into an agreement pursuant to which the Company agreed to reduce its Board of Directors from eleven members to ten, to consist of seven existing Board members and three new directors to be recommended by Southeastern, whose nomination is subject to approval by the Company.

Pursuant to the agreement, Southeastern has recommended, and the Board of Directors has approved, the following individuals for nomination for election at the Company’s 2009 Annual Meeting of Stockholders to serve in the Class III group of directors for a term of office expiring in 2012:

•

Thomas D. Arthur.  Mr. Arthur received his undergraduate degree from the University of North Carolina at Chapel Hill in 1966, and a Master of Business Administration from East Carolina University in 1971.  From 1966 to 1969, he served in the U.S. Army as an infantry lieutenant.  From 1971 until 1974, Mr. Arthur was Vice President of a Florida based investment banking firm.  He joined Havatampa Corporation in Tampa, Florida in 1974 as Chief Financial Officer, and then later served as Chief Operating Officer.  In 1978, the cigar manufacturing business of Havatampa Corporation was purchased by Havatampa Incorporated, of which Mr. Arthur was President, Chief Executive Officer and majority shareholder until its sale in 1997.  Since 1998, he has been engaged in private investments.  He serves on the boards of numerous community organizations.  Mr. Arthur will join the Company’s Board of Directors if elected at the Annual Meeting.

•

Andrew F. Cates.  Mr. Cates earned a Bachelor of Business Administration in Finance at the University of Texas at Austin.  Mr. Cates founded RVC USA, LP, a developer and operator of outdoor resorts, and he owns and operates its corporate general partner.  He is also the Managing Member of Value Acquisition Fund, an acquisition, development, and asset management company founded by him in 2004.  Mr. Cates has acquired and asset managed commercial real estate throughout the southeastern United States within various entities.  In 1993, Mr. Cates began his real estate career in Dallas, Texas, where he worked as an Analyst at Trammell Crow Company Capital Markets Group, and in 1995, he became an Associate for Crow Family Holdings.  Mr. Cates currently serves on numerous civic and charitable boards.  Mr. Cates will join the Company’s Board of Directors if elected at the Annual Meeting.

•

Scott J. Reiman.  Mr. Reiman graduated from the University of Denver in 1987 with a Bachelor of Science in Business Administration in Finance.  Mr. Reiman is the founder of Hexagon Investments, a private investment company, and has served as President since 1992.  Mr. Reiman has been a member of the Board of Trustees at the University of Denver since 1999 and chairs its Investment Committee.  Mr. Reiman also serves on many other civic Boards and is currently a member of the Mayor's Financial Management Task Force for the City of Denver.  Mr. Reiman will join the Company’s Board of Directors if elected at the Annual Meeting.

Scott Sheffield, the Company’s Chairman and Chief Executive Officer, will also stand for election as a Class III Director at the 2009 Annual Meeting for a term expiring in 2012. To facilitate the transition to the new Board of Directors in accordance with the agreement with Southeastern, the following members of the Company’s Board of Directors agreed on April 16, 2009 to resign from the Board effective with the election of the slate of directors up for election at the 2009 Annual Meeting, or to not be nominated for reelection to the Board at the meeting: James R. Baroffio, Linda K. Lawson, Mark S. Sexton and Robert A. Solberg. Additionally, pursuant to the actions of the Board, effective as of the 2009 Annual Meeting, the directors who will be designated as Class I Directors with a term expiring in 2010 will be Frank A. Risch, Andrew D. Lundquist and Charles E. Ramsey, Jr., and the directors who will be designated as Class II Directors with a term expiring in 2011 will be R. Hartwell Gardner, Edison C. Buchanan and Jim A. Watson.

The Company has rescheduled its 2009 Annual Meeting of Stockholders to June 17, 2009, and has set the record date for that meeting as April 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

	By:	/s/ Mark H. Kleinman
Mark H. Kleinman,
Vice President, Corporate Secretary and Chief Compliance Officer
Dated: April 22, 2009